Exhibit 10.1
ALLIED HEALTHCARE INTERNATIONAL INC.
STOCK APPRECIATION RIGHTS AGREEMENT
     THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is hereby entered into effective as of April 21, 2009 (the “Date of Grant”) by and between ALLIED HEALTHCARE INTERNATIONAL INC., a New York corporation (the “Company”), having an address at 245 Park Avenue, New York, New York 10167 and Alexander Young, having an address at Fords Field, Smugglers Lane, Crowborough, East Sussex, England TN6 1TG (the “Grantee”).
     1. PURPOSE. This Agreement is intended to constitute a one person special scheme and forms an integral part of the Company’s compensation package offered to the Grantee in connection with the Grantee’s agreement to become employed by the Company as its chief executive officer.
     2. GRANT OF AWARD. The Company hereby grants to the Grantee an award of 566,135 stock appreciation rights (“SARs”) with respect to shares of the Company’s common stock, $.01 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement (the “Award”). The SARs represent the right to receive from the Company, upon settlement of the Award under the circumstances set forth herein, a payment, paid in Shares of the Company, equal to the product of (A) the number of SARs granted pursuant to this Agreement that become vested pursuant to Section 5 hereof and (B) the excess of (i) the Fair Market Value of one Share of the Company on the date the vested SARs are paid to the Grantee over (ii) the Base Price.
     3. ADMINISTRATION. The terms and conditions of this Agreement are, to the extent interpretation is required, to be determined by the Compensation Committee of the Company’s Board of Directors, or such committee of the Board of Directors as may be established and charged with such responsibilities from time to time. The Compensation Committee of the Board of Directors, any other committee of the Board of Directors as may be charged with such responsibilities from time to time, and/or the Board of Directors itself, when acting to administer and interpret this Agreement, shall be referred to herein as the “Committee.”
     4. DEFINITIONS.
     For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:
          (a) “Base Price” means the Fair Market Value of one Share determined on the Date of Grant or such greater price as is required pursuant to Section 7.
          (b) “Change of Control” shall be deemed to have occurred at such time as any person, or persons acting as a group, acquires more than 50% of the outstanding voting equity of the Company, or at such time as all or substantially all of the assets of the Company are sold or otherwise disposed of to any person, or persons acting as a group. In the case of a sale or disposition of assets of the Company, the acquiring party may be treated as a Surviving Entity for purposes of paragraph 5(d).
          (c) “Fair Market Value” means, with respect to a Share as of any date of determination, in the discretion of the Committee, (i) the last reported sale price (on that date) of the Common Stock on the principal national securities exchange on which the Shares are traded; or (ii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Shares are not reported on the NASDAQ Stock Market; or (iii) if Shares are not publicly traded, the fair market value of such Share as determined by the Board in good faith after taking into consideration all facts which it deems appropriate and in accordance with applicable statutory and regulatory guidelines.
          (d) “Grantee’s Options” means those stock options granted by the Company to the Grantee on February 6, 2008.
          (e) “Performance Period” means the four-year period beginning on October 1, 2007 and ending September 30, 2011.
          (f) “Vesting Date” means September 30, 2011.
     5. VESTING.
          (a) Performance Vesting. Except as otherwise provided below, as soon as practicable following the completion of the Performance Period, the Committee shall determine the number of SARs that will be vested, as of the Vesting Date, based on the achievement of the Performance Measures set forth on Exhibit A. If the Threshold performance level for all Performance Measures (as set forth on Exhibit A) has not been achieved, the Award shall be forfeited without consideration as of the last day of the Performance Period.
          (b) Time Vesting. The Award shall vest and become nonforfeitable with respect to the number of SARs determined to be vested pursuant to Section 5(a) above provided that the Grantee remains continuously employed with the Company for the three (3) year period beginning on January 14, 2008 and ending on January 13, 2011. Except as provided below, if the Grantee’s employment with the Company is terminated by the Grantee or the Company prior to January 14, 2011, the Award shall be immediately forfeited on the date of his termination of employment regardless of the achievement of any of the Performance Measures set forth in Exhibit A.
          (c) Employment Termination: If, prior to January 14, 2011, the Grantee’s employment with the Company is terminated by reason of the Grantee’s death, a condition that the Committee determines constitutes a disability, injury or health condition making continued employment impossible or impractical (which may include, but is not limited to a condition that constitutes a “disability” for purposes of disability insurance or other benefits), or by reason of any other circumstances the Committee determines, the Grantee shall become vested in the Award to the extent determined by the Committee, which determination shall be made by determining the extent to which the performance levels have been achieved, and further establishing the portion of the Award that is to be considered vested by multiplying that portion of the Award that are deemed potentially to have vested by reason of satisfaction of the applicable performance levels by a fraction, the numerator of which is the number of completed months elapsed from October 1, 2007 through the date of the Grantee’s termination of employment, and the denominator of which is forty-eight (48).
          (d) Change of Control: In the event there is a Change of Control, the Award shall become immediately vested to the same extent as provided for in paragraph 5(c), above, and shall, to the extent vested, be exercisable for a period of thirty (30) days following the Change of Control. If not exercised within such thirty (30) day period, the Award shall be forfeited. Notwithstanding the foregoing, however, if there is a surviving entity following the Change of Control that is continuing the business operations of the Company as in place immediately prior to the Change of Control (the “Surviving Entity”), and the Surviving Entity makes arrangements for the continuation of the Award, with appropriate adjustments to take into account changes in the business structure of the Surviving Entity as compared with the Company immediately prior to the Change of Control, the Award shall only become vested at the time and to the extent provided in this Agreement without regard to the accelerated vesting provided for in this paragraph 5(d).
          (e) Termination for Cause. If the Grantee’s employment with the Company is terminated at any time by the Company for reasons the Committee constitutes Cause for the Grantee’s termination, the Award shall be forfeited in its entirety, without regard to whether the Award had previously become vested and exercisable. For this purpose, “Cause” includes the circumstances that would permit the Company to terminate the Grantee’s employment pursuant to “Termination by Events of Default” in that certain employment agreement in effect between the Grantee and the Company dated December 22, 2007, (other than clause (e) (relating to becoming of unsound mind) and clause (i) (relating to illness or injury).
     6. PAYMENT OF AWARD. Subject to the provisions of Sections 7 and 10 hereof, the Company shall deliver to the Grantee a payment for each earned and vested SAR as determined in accordance with this Agreement, with such payment to be made in Shares. Payment shall be made as soon as practicable following the Committee’s determination of the number of vested SARs, based on the achievement of the Performance Measures set forth on Exhibit A, but not later than January 31, 2012.
     7. LIMITS ON AWARD.
          (a) Notwithstanding any provisions contained herein to the contrary, the maximum aggregate value of (i) the vested portion of the Award and (ii) the vested portion of the Grantee’s Options (“Total Award Value”) shall be limited to £3,000,000, determined as of the date the Award is settled. If the Total Award Value exceeds £3,000,000, the Base Price shall increase so that the Total Award Value equals £3,000,000.
          (b) The value of the vested portion of the Grantee’s Options shall be determined, if still outstanding on the date the Award is settled, as of the date the Award is settled and shall be equal to the excess of (i) the Fair Market Value of the Shares subject to the vested portion of the Grantee’s Options on such date, in the aggregate, over (ii) the exercise price required to purchase such Shares in their entirety. The Grantee shall not be obligated to exercise the Grantee’s Options in connection with the settlement of the Award, and future increases in value of the Grantee’s Options shall have no impact on the value of the Award.
          (c) If the vested portion of the Grantee’s Options have been exercised, in whole or in part, prior to the date the Award is settled hereunder, the value of the vested portion of the Grantee’s Options, to the extent already exercised, shall be equal to the excess of the Fair Market Value of the Shares purchased upon exercise of the Option, determined as of the date the Option was exercised over (ii) the exercise price required to purchase such Shares.
          (d) Because the limitation on the value of the Award in paragraph 6(b), above, is an aggregate, the limitation shall be applied on a pro rata basis if the Award actually being exercised represent less than all of the SARs.
     8. NONTRANSFERABILITY. The Award may be transferred only by will or the laws of descent and distribution, but only to the extent vested as of the date of the Grantee’s death. During the Grantee’s lifetime, the Award may be exercised only by the Grantee (or by the Grantee’s legal representative in the event the Grantee is disabled and is incapable of acting on his own behalf).
     9. GRANTEE’S REPRESENTATIONS.
          (a) Grantee acknowledges that the Company may issue Shares upon the settlement of the Award without registering such Shares under the Securities Act of 1933, as amended (the “1933 Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Grantee agrees that the settlement of Award may be expressly conditioned upon his delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Grantee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Grantee that the certificates evidencing the Shares may bear a legend indicating such non registration under the 1933 Act and the resulting restrictions on transfer. Grantee acknowledges that, because Shares received upon the settlement of the Award may be unregistered, Grantee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the 1933 Act or an exemption from such registration is available.
          (b) Grantee hereby acknowledges that, in addition to certain restrictive legends that the securities laws of the jurisdiction in which Grantee resides may require, each certificate representing the Shares may be endorsed with the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND ANY

APPLICABLE STATE SECURITIES LAW OF RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS NOT REQUIRED.
     10. ADJUSTMENT IN THE SHARES. If the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of Shares shall be increased through the payment of a share dividend, the determinations of value of the Award and of the Shares that may be issued upon the settlement of the Award shall be modified so as to preserve the intended economic benefits intended to be provided by the grant of the Award, as determined by the Committee. The deemed exercise price and other terms of the hypothetical nonqualified stock option to which the grant of the Award corresponds shall be appropriately modified as determined by the Committee.
     11. TAX WITHHOLDING. The Company shall have the right to require the Grantee to remit to the Company amount sufficient to satisfy any applicable foreign, federal, state and local tax withholding requirements in respect of the settlement of the Award. The Grantee may give the Company cash equal to the amount required to be withheld or the Company may withhold Shares otherwise issuable upon the settlement of the Award having a Fair Market Value on the settlement date equal to the amount required to be withheld (but only to the extent of the minimum amount that must be withheld to comply with applicable foreign, state, federal and local income, employment and wage tax laws.)
     12. NO LIMITATION ON RIGHTS OF COMPANY. The Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.
     13. NO RIGHTS AS A SHAREHOLDER. The Grantee shall have no rights of a shareholder with respect to any shares that may be transferable to the Grantee in connection with the settlement of the Award unless and until Shares are in fact issued to the Grantee.
     14. COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares pursuant to the settlement of the Award, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Board of Directors of the Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Grantee make such covenants, agreements, and representations as the Board of Directors, in its sole discretion, considers necessary or desirable.

     15. NO OBLIGATION TO EXERCISE RIGHTS. The granting of the Award shall impose no obligation upon the Grantee to exercise the Award.
     16. AGREEMENT NOT A CONTRACT OF EMPLOYMENT. This Agreement is not a contract of employment, and the terms of service of the Grantee or the relationship of the Grantee with the Company or any affiliate shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of directorship or relationship with the Company or any affiliate, nor shall it interfere with the right of the Company or any affiliate to discharge the Grantee and to treat him without regard to the effect which that treatment might have upon him as a Grantee.
     17. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, four days after the date of deposit in the United States mails, to each party at its address set forth above or to such other address as may be designated in a notice given in accordance with this paragraph 17.
     18. GOVERNING LAW. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, New York law other than its conflicts of law provisions.
     19. ENTIRE AGREEMENT. This Agreement contains all of the understandings and agreements between the Company and its affiliates, and the Grantee concerning the Award and supersedes all earlier negotiations and understandings, written or oral, between the parties with respect thereto. The Company, its affiliates and the Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Agreement.
     20. HEADINGS. The headings of paragraphs and subparagraphs herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Agreement.
     21. AMENDMENTS. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
     IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the date first written above.

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Jeffrey Peris
Title: Interim Chairman

GRANTEE
/s/ Sandy Young
Alexander Young

EXHIBIT A
Schedule of Performance Measures

Metric	Weighting	Measurement Period	Threshold	Base	Stretch
Sales Growth	40%	Average of October	34.4%	43.8%	52.4%
		1, 2009 - September
		30, 2011 vs. Base
		Year ending
		September 30, 2007

Earnings per Share	30%	Average of October	417.6%	617.4%	789.3%
Growth		1, 2009 - September
		30, 2011 vs. Base
		Year ending
		September 30, 2007

EBITA (Earnings Before Interest, Taxes, and Amortization) Growth	30%	Average of October 1, 2009 - September 30, 2011 vs. Base Year ending September 30, 2007	150.6%	228.5%	311.7%
Vesting Schedule

Metric	< Threshold	Threshold	Base	Stretch	> Stretch
Sales Growth	0%	4%	22%	40%	40%
Earnings per Share Growth	0%	3%	16.5%	30%	30%
EBITA Growth	0%	3%	16.5%	30%	30%
Total Vesting	0%	10%	55%	100%	100%
     The above Metrics shall generally be applied to determine the vesting of the SARs as of September 30, 2011, based on the following:
     1. The determination of vesting attributable to each performance metric shall be independent from the other performance metrics. For example, a below threshold performance on a single performance metric does not preclude vesting under either or both of the other performance metrics.
     2. If the actual results fall between Threshold and Base, or Base and Stretch, the vesting of the Award will be prorated.
     3. For purposes of measuring EBITA Growth and Earnings Per Share Growth, the accounting cost of the long-term incentive plan share-based remuneration shall be included.
     4. The Committee may adjust the performance metrics attributable to the Award at its discretion at any time to take into account exceptional events, such as mergers, acquisitions and share buybacks.
     5. The performance metrics will be measured in the reporting currency for the Company’s financial statements at the time of the payout of the Award. Any necessary currency conversions shall be made using the average exchange rate over the course of the Performance Period.
     6. In the event a determination regarding vesting of the Award is required to be made before September 30, 2011, the performance metrics described above will be annualized on the basis of the period elapsed from October 1, 2009 through such date of determination. The Company shall be deemed not to have achieved any portion of the above performance metrics prior to October 1, 2009, so that no portion of the Award shall become vested prior to such date, except to the extent expressly provided in the Agreement. The methodology used by the Committee in determining the extent to which any of the performance metrics have been achieved as of a date prior to September 30, 2011 shall be determined at the discretion of the Committee, taking into account such factors as it deems appropriate under the facts and circumstances existing at the time of any such determination.